Exhibit 99.1

PAMT CORP

ANNOUNCES RESULTS FOR THE SECOND QUARTER

ENDED JUNE 30, 2026

Second Quarter 2026 Summary Results

●	Total revenues of $164.7 million, up 8.9% YoY
●	Operating loss of $10.4 million
●	Operating ratio of 106.3%
●	Net loss of $7.4 million
●	Diluted loss per share of $0.36

Tontitown, Arkansas, August 4, 2026...... PAMT CORP (NASDAQ: PAMT) (“we” or the “Company”) today reported consolidated net loss of $7.4 million, or diluted and basic loss per share of $0.36, for the quarter ended June 30, 2026. These results compare to consolidated net loss of $9.6 million, or diluted and basic loss per share of $0.46, for the quarter ended June 30, 2025. The second quarter 2026 operating results include a one-time accrual of $3.1 million related to auto liability claims from prior years that may exceed insurance limits, which increased net loss by $2.3 million on an after-tax basis, or $0.11 per diluted share.

Consolidated operating revenues increased 8.9% to $164.7 million for the second quarter of 2026 when compared to $151.1 million for the second quarter of 2025.

Lance Stewart, President of the Company, commented, “We are pleased with the measurable progress reported in several key operating metrics during the second quarter. Truck productivity, measured in miles per truck per day, increased 12.8% year over year, while uncompensated empty miles improved from 8.9% in the second quarter of 2025 to 7.4% in the second quarter of 2026. We also continue to remove costs, including underutilized equipment, from the network. These results reflect our disciplined focus on cost control and our commitment to a well-defined freight network, which we expect to continue supporting operational efficiencies.

“For the first time in more than three years, market conditions enabled a meaningful sequential increase in rate per total mile. This marks an important step toward addressing rates that have been pressured lower while inflationary cost pressures have persisted. As industry dynamics continue to constrain driver supply, we believe opportunities for further rate correction remain, and we have achieved additional progress through the date of this release.

“As always, we appreciate our employees’ loyalty and dedication to our mission, which remain essential to sustainable success.”

Liquidity, Capitalization, and Cash Flow

As of June 30, 2026, we had an aggregate of $116.7 million of cash, marketable equity securities, and available liquidity under our line of credit and $203.1 million of stockholders’ equity. Outstanding debt was $332.8 million as of June 30, 2026, which represents a $1.1 million decrease from December 31, 2025. During the first half of 2026, we used $16.7 million in operating cash flow.

Chief Financial Officer Appointment

The Company also announced that Daniel C. Kleine has been appointed Chief Financial Officer of the Company effective July 30, 2026. Mr. Kleine joined the Company in June 2023 as Vice President of Tax of P.A.M. Transport, Inc., the Company’s primary operating subsidiary, and has served as the Company’s Senior Vice President of Finance and Treasurer since August 2025 and as Senior Vice President of Finance of P.A.M. Transport since June 2025. Prior to joining the Company, Mr. Kleine served in various tax accounting roles at George’s, Inc., a privately owned poultry processing company headquartered in Northwest Arkansas, from June 2017 to June 2023. He previously served as Senior Tax Accountant at Frost, PLLC in Little Rock, Arkansas from August 2013 to June 2017. Mr. Kleine is a Certified Public Accountant and holds bachelor’s degrees in accounting and finance, with a minor in economics, from the University of Arkansas, Fayetteville, and a master’s degree in accounting from the University of Arkansas, Little Rock.

About PAMT CORP

PAMT CORP is a holding company that owns subsidiaries engaged in providing truckload dry van carrier services transporting general commodities throughout the continental United States, as well as in the Canadian provinces of Ontario and Quebec. The Company’s consolidated operating subsidiaries also provide transportation services in Mexico through its gateways in Laredo and El Paso, Texas, under agreements with Mexican carriers.

Forward-Looking Statements

Certain information included in this document constitutes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may relate to expected future financial and operating results, prospects, plans or events, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, increases in compensation for and difficulty in attracting and retaining qualified drivers and owner-operators, including as a result of recent regulatory initiatives impacting driver capacity, to meet available freight demand; general inflation, recessionary economic cycles and downturns in customers' business cycles; a significant reduction in or termination of the Company's trucking service by a key customer, including as a result of labor or international trade disruptions; increases or rapid fluctuations in fuel prices, interest rates, fuel taxes, tolls, and license and registration fees; excess capacity in the trucking industry; surplus inventories; the resale value of the Company's used equipment; the price and availability of new equipment consistent with anticipated acquisitions and replacement plans; increases in insurance premiums and deductible amounts relating to accident, cargo, workers' compensation, health, and other claims; increases in the number or amount of claims for which the Company is self-insured; inability of the Company to continue to secure acceptable financing arrangements; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors including reductions in rates resulting from competitive bidding; our ability to develop, implement and govern suitable information technology systems and prevent failures in or breaches, disruptions or unauthorized use of such systems; the impact of pending or future litigation; general risks associated with doing business in Mexico, including, without limitation, exchange rate fluctuations, inflation, import duties, tariffs, quotas, political and economic instability and terrorism; the potential impact of new laws, regulations or policy, including, without limitation, rules regarding the classification of independent contractors as employees, tariffs, import/export, trade and immigration regulations or policies; the impacts of ongoing or future military conflicts and other major domestic or international events; the ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations; potential economic, business or operational disruptions or uncertainties that may result from any future public health crises; and other factors, including risk factors, included from time to time in filings made by the Company with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise forward-looking statements, whether due to new information, future events or otherwise. Considering these risks and uncertainties, the forward-looking events and circumstances discussed above and in company filings might not transpire.

PAMT CORP Key Financial and Operating Statistics (unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
	(in thousands, except earnings per share)		(in thousands, except earnings per share)

Revenue, before fuel surcharge	$136,894	$133,806	$259,556	$270,506
Fuel surcharge	27,758	17,328	46,976	35,969
Operating Revenue	164,652	151,134	306,532	306,475

Operating expenses and costs:
Salaries, wages and benefits	41,351	40,851	80,433	81,665
Operating supplies and expenses	36,516	29,028	67,062	60,413
Rent and purchased transportation	64,645	64,866	121,249	127,838
Depreciation	19,337	21,719	38,581	44,315
Insurance and claims	8,738	5,167	13,946	9,948
Other	5,029	4,986	11,642	9,985
Gain on disposition of assets	(556)	(4,414)	(15,702)	(7,428)
Total operating expenses and costs	175,060	162,203	317,211	326,736

Operating loss	(10,408)	(11,069)	(10,679)	(20,261)

Interest expense	(4,615)	(4,032)	(9,151)	(8,075)
Non-operating income	5,078	2,263	9,875	4,749

Loss before income taxes	(9,945)	(12,838)	(9,955)	(23,587)
Income tax benefit	(2,501)	(3,211)	(2,503)	(5,817)

Net loss	$(7,444)	$(9,627)	$(7,452)	$(17,770)

Diluted loss per share	$(0.36)	$(0.46)	$(0.36)	$(0.83)

Average shares outstanding – Diluted	20,943	21,095	20,940	21,498

	Quarter Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Truckload Operations
Total miles (in thousands) (1)	43,567	40,355	84,270	81,571
Operating ratio (2)	114.2%	112.5%	108.9%	111.7%
Empty miles factor	7.35%	8.90%	7.61%	8.97%
Revenue per total mile, before fuel surcharge (1)	$1.98	$2.04	$1.94	$2.04
Total loads	90,844	98,814	176,384	193,458
Revenue per truck per workday	$675	$697	$647	$685
Revenue per truck per week	$3,375	$3,485	$3,235	$3,423
Average company-driver trucks	1,540	1,579	1,545	1,623
Average owner operator trucks	454	505	454	509

Logistics Operations
Total revenue (in thousands)	$50,820	$40,982	$95,225	$85,254
Operating ratio	96.4%	98.7%	95.9%	98.3%

PAMT CORP Condensed Consolidated Balance Sheets (unaudited)

	June 30,	December 31,
	2026	2025
	(in thousands)
ASSETS
Current Assets:
Cash and cash equivalents	$18,210	$35,234
Trade accounts receivable, net	88,930	66,882
Other receivables	4,125	6,757
Inventories	2,610	2,332
Prepaid expenses and deposits	7,728	9,807
Marketable equity securities	38,732	48,488
Income taxes refundable	1,042	1,732
Total current assets	161,377	171,232

Property and equipment	758,944	792,391
Less: accumulated depreciation	259,476	275,554
Total property and equipment, net	499,468	516,837

Other non-current assets	9,486	9,843
Total Assets	$670,331	$697,912

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$27,421	$32,752
Accrued expenses and other liabilities	30,599	41,078
Current portion of long-term debt	64,592	65,542
Total current liabilities	122,612	139,372

Long-term debt, net of current portion	268,230	268,327
Deferred income taxes	70,741	73,689
Other long-term liabilities	5,658	6,040
Total liabilities	467,241	487,428

STOCKHOLDERS’ EQUITY
Common stock	224	224
Additional paid-in capital	41,788	41,682
Treasury stock, at cost	(28,972)	(28,924)
Retained earnings	190,050	197,502
Total stockholders’ equity	203,090	210,484
Total liabilities and stockholders’ equity	$670,331	$697,912

1)	Excludes miles driven by third party power only carriers.
2)

The Truckload Operations operating ratio has been calculated based upon total operating expenses, net of fuel surcharge, as a percentage of revenue, before fuel surcharge. We used revenue, before fuel surcharge, and operating expenses, net of fuel surcharge, because we believe that eliminating this sometimes volatile source of revenue affords a more consistent basis for comparing our results of operations from period to period.

FROM: PAMT CORP

P.O. BOX 188

Tontitown, AR 72770

Daniel C. Kleine

(479) 361-9111